As filed with the Securities and Exchange Commission on April 27, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UDR, INC.

(Exact name of registrant as specified in its charter)

Maryland	54-0857512
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

(720) 283-6120

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

David G. Thatcher

Senior Vice President – General Counsel

UDR, Inc.

1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

(720) 283-6120

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With a copy to:

David M. Lynn

Andrew P. Campbell

Morrison & Foerster LLP

2100 L Street, NW, Suite 900

Washington, DC 20037

(202) 887-1500

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ◻

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ◻

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ◻

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ◻

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ◻

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ◻	Non-accelerated filer ◻	Smaller reporting company ◻
Emerging Growth Company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards, provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or the “Securities Act,” or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2022

PROSPECTUS

UDR, Inc.

903,123 Shares

of Common Stock

This prospectus relates to the possible issuance of up to 903,123 shares of common stock, $0.01 par value per share, or our common stock, of UDR, Inc. to certain holders of units of limited partnership interest, or OP Units, in United Dominion Realty, L.P., our Operating Partnership, to the extent that:

●	the OP Unit holders tender their OP Units for redemption in accordance with the terms of the partnership agreement of our Operating Partnership; and

●	we elect, in our sole discretion, to issue to the OP Unit holders the shares of our common stock covered by this prospectus in lieu of such redemption.

In lieu of issuing common stock to the OP Unit holders, cash may be paid for any OP Units that are tendered for redemption. The registration of the offer and sale of up to 903,123 shares of our common stock pursuant to the registration statement of which this prospectus is a part does not necessarily mean that the OP Unit holders will tender their OP Units for redemption, or that we will elect to issue shares of our common stock in exchange for those OP Units. The OP Units that could potentially be exchanged for up to 903,123 shares of our common stock were originally issued as part of the consideration paid in our previously announced acquisition of Essex Luxe Apartments from FP Essex Venture, LLC, which was completed on October 4, 2021.

We will not receive any cash proceeds from the issuance of our common stock to OP Unit holders who tender their OP Units for redemption.

Our common stock is traded on the New York Stock Exchange under the symbol “UDR.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus and the risks set forth under the caption “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2022

You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. An offer to sell these securities will not be made in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, or any other offering materials, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of each such document only. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “UDR,” the “Company,” “we,” “us” and “our” to refer to UDR, Inc. and the term “Operating Partnership” to refer to United Dominion Realty, L.P.

i

UDR, INC.

UDR is a self-administered real estate investment trust, or REIT, that owns, operates, acquires, renovates, develops, redevelops, disposes of, and manages multifamily apartment communities in targeted markets located in the United States.

UDR has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. To continue to qualify as a REIT, we must continue to meet certain tests which, among other things, generally require that our assets consist primarily of real estate assets, our income be derived primarily from real estate assets, and that we distribute at least 90% of our REIT taxable income (other than our net capital gains) to our stockholders annually. As a REIT, we generally will not be subject to U.S. federal income taxes at the corporate level on our net income to the extent we distribute such net income to our stockholders annually.

UDR was formed in 1972 as a Virginia corporation. In June 2003, we changed our state of incorporation from Virginia to Maryland. Our corporate offices are located at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado and our telephone number is (720) 283-6120. Our website is www.udr.com. The information on or accessible through our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

Additional information regarding UDR is set forth in documents on file with the Securities and Exchange Commission, or the “SEC,” and incorporated by reference in this prospectus, as described in the section of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Information Filed with the SEC.”

RISK FACTORS

You should consider the risks discussed below, the specific risks described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and any risk factors set forth in our other filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, before making an investment decision. Each of the risks described below and in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information.”

Risks Related to the Exchange of OP Units for Common Stock

The exchange of OP Units for our common stock is a taxable transaction.

The exchange of OP Units for shares of our common stock (which would occur following the tender of such OP Units for redemption if we elect to acquire such OP Units for shares of our common stock) will be treated as a taxable sale of the OP Units by the OP Unit holder making the exchange for income tax purposes. An OP Unit holder will recognize gain or loss for income tax purposes in an amount equal to the fair market value of the shares of our common stock received in the exchange of such OP Units, plus the amount of our Operating Partnership's liabilities generally allocable to such OP Units, less the OP Unit holder's adjusted tax basis in such OP Units. The recognition of any loss resulting from an exchange of OP Units for shares of our common stock is subject to a number of limitations set forth in the Internal Revenue Code. It is possible the amount of gain recognized, or even the income tax liability resulting from such gain, could exceed the value of the shares of our common stock received upon the exchange. In addition, an exchanging OP Unit holder may have difficulty finding buyers for a substantial number of shares of our common stock in order to raise cash to pay any income tax liabilities associated with the exchange of OP Units and may not receive a price for the shares of our common stock as great as the value of the OP Units at the time of the exchange. See "Certain Federal Income Tax Considerations—Tax Consequences of Redemption."

An investment in our common stock is different from an investment in OP Units.

If an OP Unit holder receives shares of our common stock in exchange for its OP Units, it will become one of our stockholders rather than an OP Unit holder. Although the nature of an investment in our common stock is similar to an investment in OP Units, there are also differences between ownership of OP Units and ownership of our common stock. These differences include, among others:

•	form of organization;
•	management control;
•	voting and consent rights;
•	the assets owned by each entity;
•	liquidity; and
•	federal income tax considerations.

Following the receipt of shares of our common stock in exchange for its OP Units, an OP Unit holder will forgo certain rights, including, among others, certain voting rights with respect to specified matters related to the Operating Partnership. See "Comparison of Ownership of OP Units and Common Stock" for a more detailed description of the differences between ownership of OP Units and ownership of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, rental expense growth and expected or potential impacts of the novel coronavirus disease (“COVID-19”) pandemic. Words such as “expects,” “anticipates,” “intends,” “plans,” “likely,” “will,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, the impact of the COVID-19 pandemic and measures intended to prevent its spread or address its effects, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning the availability of capital and the stability of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments and redevelopments, delays in completing lease-ups on schedule or at expected rent and occupancy levels, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning joint ventures and partnerships with third parties, expectations that automation will help grow net operating income, and expectations on annualized net operating income.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	the impact of the COVID-19 pandemic and measures intended to prevent its spread or address its effects;
•	general economic conditions;
•	unfavorable changes in the apartment market and economic conditions that could adversely affect occupancy levels and rental rates, including as a result of COVID-19;
•	the failure of acquisitions to achieve anticipated results;
•	possible difficulty in selling apartment communities;
•	competitive factors that may limit our ability to lease apartment homes or increase or maintain rents;
•	insufficient cash flow that could affect our debt financing and create refinancing risk;
•	failure to generate sufficient revenue, which could impair our debt service payments and distributions to stockholders;
•	development and construction risks that may impact our profitability;
•	potential damage from natural disasters, including hurricanes and other weather-related events, which could result in substantial costs to us;
•	risks from climate change that impacts our properties or operations;
•	risks from extraordinary losses for which we may not have insurance or adequate reserves;
•	risks from cybersecurity breaches of our information technology systems and the information technology systems of our third party vendors and other third parties;
•	uninsured losses due to insurance deductibles, self-insurance retention, uninsured claims or casualties, or losses in excess of applicable coverage;
•	delays in completing developments and lease-ups on schedule;
•	our failure to succeed in new markets;
•	risks that third parties who have an interest in or are otherwise involved in projects in which we have an interest, including mezzanine borrowers, joint venture partners or other investors, do not perform as expected;
•	changing interest rates, which could increase interest costs and affect the market price of our securities;
•	potential liability for environmental contamination, which could result in substantial costs to us;

•	the imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year;
•	our internal control over financial reporting may not be considered effective which could result in a loss of investor confidence in our financial reports, and in turn have an adverse effect on our stock price; and
•	changes in real estate laws, tax laws, rent control or stabilization laws or other laws affecting our business.

A discussion of these and other factors affecting our business and prospects is set forth under the caption “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and any risk factors set forth in the other filings that we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. We encourage investors to review these risk factors.

Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such statements included in this prospectus and documents incorporated by reference herein may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

Forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus and documents incorporated by reference herein, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.

USE OF PROCEEDS

We may issue shares of our common stock to certain OP Unit holders to the extent that the OP Unit holders tender their OP Units to us for redemption in accordance with the terms of the Agreement of Limited Partnership of our Operating Partnership, as amended, or the Partnership Agreement, and we elect, in our sole discretion, to issue to the OP Unit holders the shares of our common stock covered by this prospectus in exchange for such OP Units. In lieu of issuing common stock to the OP Unit holders, cash may be paid for any OP Units that are tendered for redemption. We will not receive any cash proceeds from the issuance of our common stock to OP Unit holders who tender their OP Units for redemption. However, if we acquire OP Units from the OP Unit holders in exchange for shares of our common stock or for cash, our percentage ownership interest in our Operating Partnership will increase.

DESCRIPTION OF COMMON STOCK

General

Our authorized common stock consists of 450,000,000 shares of common stock, par value $0.01 per share. As of March 31, 2022, 318,401,530 shares of our common stock were issued and outstanding and 27,478,380 shares of our common stock were reserved for issuance upon exercise, conversion or redemption, as applicable, of outstanding stock options, convertible preferred stock, OP Units and units of limited partnership interest in UDR Lighthouse DownREIT L.P. exchangeable for our common stock.

The following is a description of our common stock and certain provisions of our charter, bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our charter and bylaws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

We have one class of common stock. All holders of our common stock are entitled to the same rights and privileges, as described below.

Voting Rights.  Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote and do not have cumulative voting rights. In any uncontested election of directors, directors will be elected by a majority of total votes cast for and against such director nominees. In any contested election, directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividends.  Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

Liquidation and Dissolution.  In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive ratably all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Limitations on Rights of Holders of Common Stock.  The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Set forth below is a description of our authority to issue preferred stock and the possible terms of that stock.

Our charter authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 50,000,000 shares of preferred stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation preferences of each of these series. As of March 31, 2022, we had designated 2,803,812 shares of preferred stock as Series E Cumulative Convertible Preferred Stock, of which 2,695,363 shares were outstanding, and designated 20,000,000 shares of preferred stock as Series F Preferred Stock, of which 12,455,650 shares were outstanding. We may amend our charter from time to time to increase the number of authorized shares of preferred stock.

The particular terms of any series of preferred stock that we offer may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;
•	the purchase price of the preferred stock;
•	the dividend rate (or method of calculation), the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which dividends will begin to accumulate;
•	any redemption or sinking fund provisions of the preferred stock;
•	any conversion, redemption or exchange provisions of the preferred stock;
•	the voting rights, if any, of the preferred stock; and
•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

Other Rights.  Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Restrictions on Ownership and Transfer. Our charter contains ownership and transfer restrictions relating to our stock that are designed primarily to preserve our status as a REIT under the Internal Revenue Code. These restrictions include but are not limited to the following:

•	no person may beneficially own or constructively own shares of our outstanding “equity stock” (defined as stock that is either common stock or preferred stock) with a value in excess of 9.9% of the value of all outstanding equity stock unless our board of directors exempts the person from such ownership limitation, provided that any such exemption shall not allow the person to exceed 13% of the value of our outstanding equity stock;

•	any transfer that, if effective, would result in any person beneficially owning or constructively owning equity stock with a value in excess of 9.9% of the value of all outstanding equity stock (or such higher value not to exceed 13% as determined pursuant to an exemption from our board of directors) shall be void as to the transfer of that number of shares of equity stock which would otherwise be beneficially owned or constructively owned by such person in excess of such ownership limit; and the intended transferee shall acquire no rights in such excess shares of equity stock;

•	except as provided in the charter, any transfer that, if effective, would result in the equity stock being beneficially owned by fewer than 100 persons shall be void as to the transfer of that number of shares which would be otherwise beneficially owned or constructively owned by the transferee; and the intended transferee shall acquire no rights in such excess shares of equity stock; and

•	any transfer of shares of equity stock that, if effective, would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code shall be void as to the transfer of that number of shares of equity stock which would cause us to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; and the intended transferee shall acquire no rights in such excess shares of equity stock.

Listing.  Our common stock is listed on the New York Stock Exchange under the symbol “UDR.”

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is EQ Shareowner Services, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120.

Anti-takeover Effects of Our Bylaws and Maryland Law

Our bylaws and Maryland law contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Bylaws. Our bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders and to bring business before an annual meeting of our stockholders. Our bylaws provide that only persons who are nominated by our board of directors or by a stockholder who has given timely written notice to our secretary before the meeting to elect directors will be eligible for election as our directors. Our bylaws also provide that any matter to be presented at any meeting of stockholders must be presented either by our board of directors or by a stockholder in compliance with the procedures in our bylaws. A stockholder must give timely written notice to our secretary of its intention to present a matter before an annual meeting of stockholders. Our board of directors then will consider whether the matter is one that is appropriate for consideration by our stockholders under the Maryland General Corporation Law and the Securities and Exchange Commission’s rules. Our bylaws also include a provision which permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of the our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director candidates constituting up to 20% of the board of directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the bylaws.

Certain Maryland Law Provisions. As a Maryland corporation, we are subject to certain restrictions concerning certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder.” Interested stockholders are persons: (i) who beneficially own 10% or more of the voting power of our outstanding voting stock, or (ii) who are affiliates or associates of us who, at any time within the two-year period prior to the date in question, were the beneficial owners of 10% or more of the voting power of our outstanding stock. Such business combinations are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of the outstanding voting shares voting together as a single voting group, and (ii) two-thirds of the votes entitled to be cast by holders of the outstanding voting shares other than voting shares held by the interested stockholder or an affiliate or associate of the interested stockholder with whom the business combination is to be effected, unless, among other things, the corporation’s stockholders receive a minimum price for their shares and the consideration is received in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of

Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Also under Maryland law, “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer or by officers or directors who are employees of the corporation. “Control shares” are shares of stock which, if aggregated with all other shares of stock owned by the acquirer or shares of stock for which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,
•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means, subject to certain exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the control share acquisition statute any acquisitions by any person of shares of our stock.

Under Title 3, Subtitle 8 of the Maryland General Corporation Law, a Maryland corporation that has a class of equity securities registered under the Exchange Act and that has at least three directors who are not officers or employees of the corporation, are not acquiring persons, are not directors, officers, affiliates or associates of any acquiring person, or are not nominated or designated as a director by an acquiring person, may elect in its charter or bylaws or by resolution of its board of directors to be subject to certain provisions of Subtitle 8 that may have the effect of delaying or preventing a change in control of the corporation. These provisions relate to a classified board of directors, removal of directors, establishing the number of directors, filling vacancies on the board of directors and calling special meetings of the corporation’s stockholders. We have not made the election to be governed by these provisions of Subtitle 8 of the Maryland General Corporation Law. However, our charter and our bylaws permit our board of directors to determine the number of directors subject to a minimum number and other provisions contained in such documents.

COMPARISON OF OWNERSHIP OF OP UNITS AND COMMON STOCK

The information below highlights a number of the significant differences between the OP Units and our common stock, including, among other things, the form of organization and nature of investment, liquidity, voting rights, distributions, liquidation rights, potential dilution of rights, redemption rights and certain U.S. federal income tax considerations. These comparisons are intended to assist holders of OP Units in understanding how their investment will change if they tender their OP Units for redemption and we elect to issue shares of our common stock in exchange for the OP Units.

The following discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of OP Units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, our charter and bylaws and the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., as amended (the “Partnership Agreement”), for additional important information. This discussion, to the extent it constitutes a summary of our charter, our bylaws or the Partnership Agreement, is subject to and qualified in its entirety by reference to those documents.

OP Units	Common Stock

Form of Organization and Nature of Investment

Our Operating Partnership is organized as a Delaware limited partnership. The OP Units constitute limited partnership interests in our Operating Partnership.	We are a Maryland corporation and have elected to be taxed as a REIT under the Internal Revenue Code. Our common stock constitutes equity securities in us.

Liquidity

There is no public market for the OP Units and the OP Units are not listed on any securities exchange.

Subject to certain exceptions, the limited partners may not transfer their interests in our Operating Partnership, in whole or in part, without our written consent as the general partner, which consent may be withheld in our sole and absolute discretion. We also have the right to prohibit transfers by limited partners under certain circumstances if it would have certain adverse tax consequences to us or our Operating Partnership.

Our common stock is listed on the New York Stock Exchange under the symbol “UDR”. The common stock that may be issued upon redemption of the OP Units will be freely transferable under the Securities Act of 1933, as amended, but will be subject to the restrictions on ownership and transfer set forth in our charter. See “Description of Common Stock—Common Stock—Restrictions on Ownership and Transfer.”

Voting Rights

Under the Partnership Agreement, limited partners have voting rights only with respect to certain amendments to the Partnership Agreement and certain merger transactions.

The consent of the limited partners holding more than 50% of the percentage interests of the limited partners (other than us) is required for any amendment to the Partnership Agreement (a) affecting the operation of the Conversion Factor or the Redemption Right (each as defined in the Partnership Agreement) in a manner adverse to the limited partners; (b) that would adversely affect the rights of limited partners to receive distributions payable to them under the Partnership Agreement; (c) that would alter the Operating Partnership’s allocations of profit and loss to the limited partners; and (d) that would alter the provisions relating to amendment under the Partnership Agreement. The consent of each limited partner is required for any amendment to the Partnership Agreement that would impose on the limited partners any obligation to make additional capital contributions to the Operating Partnership.

Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote.

Holders of our common shares have the right to vote on, among other things, the election of directors. In any uncontested election of directors, directors will be elected by a majority of total votes cast for and against such director nominees. In any contested election, directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election.

OP Units	Common Stock

The consent of the limited partners holding more than 50% of the percentage interests of the limited partners (other than us) is also required for any merger, consolidation or similar corporate transaction, the result of which is a transfer, or change in control of us or sale of all or substantially all of the Operating Partnership’s assets (other than in connection with a change in the Operating Partnership’s state or incorporation or organizational form), unless one of the following conditions is met: (i) the contemplated transaction provides that the limited partners have the right to receive cash, securities or other property no less than the product of the Conversion Factor (calculated pursuant to the Partnership Agreement) and the greatest amount of cash, securities or other property per share paid in connection with the contemplated transaction; (ii) the Operating Partnership is the surviving entity and either (A) the holders of REIT Shares (as defined in the Partnership Agreement) do not receive cash, securities or other property in connection with the transaction or (B) all limited partners (other than us) receive an amount of cash, securities or other property (expressed as an amount per Partnership Unit (as defined in the Partnership Agreement)) that is no less than the product of the Conversion Factor (calculated pursuant to the Partnership Agreement) and the greatest amount of cash, securities or other property (expressed as an amount per REIT Share) received in the transaction by any of the holders of REIT Shares; or (iii) the Operating Partnership merges, consolidates, or combines with or into another entity and, immediately after such merger, (A) our successor contributes substantially all of its assets to the partnership in return for Partnership Units, (B) our successor expressly agrees to assume our obligations as general partner under the Partnership Agreement, and (C) the Conversion Factor is adjusted appropriately to reflect the ratio at which REIT shares are converted into shares of the successor.

Distributions

The Partnership Agreement provides that our Operating Partnership will make cash distributions, in amounts and at such times as determined by us in our sole and absolute discretion, (i) first, to any holders of partnership interests that are entitled to any preference in distribution in accordance with the rights of any such class of partnership interests, and (ii) second, to the holders of other partnership interests in accordance with their respective percentage interests in our Operating Partnership.

Subject to any preferential dividend rights of our outstanding preferred stock and to the provisions of our charter regarding the restrictions on transfer and ownership of shares, holders of our common stock are entitled to receive dividends on such common stock if, as and when authorized by the board of directors, and declared by us out of assets legally available therefor.

OP Units	Common Stock

Liquidation Rights

Upon liquidation of our Operating Partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, any remaining assets of our Operating Partnership will be distributed (i) first, to any holders of partnership interests that are entitled to any preference in distribution upon liquidation, in accordance with the rights of any such class of partnership interests, and (ii) second, to all other partners with positive capital accounts in accordance with their respective positive capital account balances.

In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive ratably all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Potential Dilution of Rights

We, as general partner of our Operating Partnership, are authorized, in our sole and absolute discretion and without limited partner approval, subject to Delaware law, to cause our Operating Partnership to issue additional OP Units for any purpose, including, without limitation, (i) the allocations of items of Operating Partnership income, gain, loss, deduction and credit to each such class or series of partnership interests; (ii) the right of each such class or series of partnership interests to share in Operating Partnership distributions; and (iii) the rights of each such class or series of partnership interests upon dissolution and liquidation of the Operating Partnership.

Our board of directors is authorized to classify any unissued preferred shares and to reclassify any previously classified but unissued shares of common stock and preferred stock of any series from time to time in one or more series, and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of directors could authorize the issuance of additional preferred stock that has priority over the common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise might be in their best interest.

Redemption Rights

As a general rule, at any time beginning one year following the date of the issuance, limited partners have the right to redeem their OP Units for cash or, at our election, a number of shares of our common stock, which is generally equal to the number of OP Units offered for redemption.

Our common stock is not redeemable or convertible.

U.S. Federal Income Taxation Consequences to Taxable U.S. Holders

Our Operating Partnership is not subject to federal income taxes. Instead, each holder of OP Units includes its allocable share of our Operating Partnership’s taxable income or loss in determining its individual federal income tax liability. The maximum federal income tax rate for individuals under current law is 37%.

Conversion of OP Units into our shares is a taxable transaction. See “Certain Federal Income Tax Considerations – Tax Consequences of Redemption.”

We have elected to be taxed as a REIT for U.S. federal income tax purposes. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. Even a REIT, however, is subject to federal income tax in certain circumstances. In addition, a REIT and/or its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on its assets and operations The maximum federal income tax rate for corporations under current law is 21%. Distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends, or qualified dividend income, will be taxable to our U.S. shareholders as ordinary income and, in the case of U.S. shareholders that are corporations, will not be eligible for the dividends-received deduction.

OP Units	Common Stock

Depending on certain facts, an OP Unit holder’s allocable share of income and loss from our Operating Partnership may be subject to the “passive activity” limitations. Under the “passive activity” rules, an OP Unit holder’s allocable share of income and loss from our Operating Partnership that is considered “passive income” generally can be offset only against a holder’s income and loss from other investments that constitute “passive activities.”

Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as “passive activity” income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates.

Cash distributions from our Operating Partnership generally are not taxable to a holder of OP Units except to the extent they exceed such holder’s basis in its interest in our Operating Partnership (which will include such holder’s allocable share of our Operating Partnership’s liabilities).

Distributions made by us to our taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as “capital gain dividends” or “qualified dividend income”) will be taken into account by them as ordinary income and, in the case of U.S. shareholders that are corporations, will not be eligible for the dividends-received deduction. Distributions that are properly designated by us as “capital gain dividends” or “qualified dividend income” may be taxed at long-term capital gain rates, subject to certain exceptions. Distributions (other than those designated as capital gain dividends) in excess of current and accumulated earnings and profits will first be treated as a non-taxable return of capital to the extent of a shareholder’s adjusted basis in its stock. If the stock has been held as a capital asset the excess will be taxed as long-term capital gain if the shares have been held for more than one year and short-term capital gain if the shares have been held for one year or less.

Each year, holders of OP Units will receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns.

Each year, U.S. shareholders will receive a Form 1099 containing information regarding dividends paid and, if applicable, dividends designated as capital gain dividends or qualified dividend income. In the event we designate any amounts as undistributed capital gain, shareholders will receive a Form 2439 containing information regarding the amount of gain required to be included in their income.

Holders of OP Units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which our Operating Partnership owns property, even if they are not residents of those states.

U.S. shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in certain states.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of a redemption or exchange of OP Units and an investment in common stock of UDR, Inc. For purposes of this section under the heading “Certain Federal Income Tax Considerations,” references to “UDR,” “we,” “our” and “us” mean only UDR, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate UDR and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;
•	insurance companies;
•	broker-dealers;
•	regulated investment companies;
•	partnerships and trusts;
•	persons who, as nominees, hold our stock on behalf of other persons;
•	persons who receive UDR stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding UDR stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and
•	non-U.S. stockholders.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of a redemption and holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular person of redeeming our OP Units or holding our common stock will depend on the person’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Tax Consequences of Redemption

Sale Treatment

If we issue shares of common stock in exchange for your OP Units, such exchange will be treated as a taxable sale of such OP Units for U.S. federal income tax purposes. If we contribute cash to the Operating Partnership in order to redeem your OP Units, the redemption of your OP Units for cash likely will be treated as a taxable sale of such OP Units for U.S. federal income tax purposes, although the matter is not free from doubt. You will be treated as realizing an amount equal to the sum of the cash or the value of the common stock you receive plus the amount of Operating Partnership liabilities allocable to your exchanged or redeemed OP Units at the time of the exchange or redemption. To the extent that the amount realized exceeds your basis in the OP Unit disposed of, you will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any stock received upon such disposition.

Except as described below, any gain recognized upon such exchange or redemption will be treated as gain attributable to the sale or disposition of a capital asset. However, to the extent that the amount realized attributable to your share of “unrealized receivables” of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income, whether or not gain is recognized in the transaction. Unrealized receivables include, to the extent not previously included in the Operating Partnership’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of an OP Unit. In addition, a portion of the gain recognized on such disposition of OP Units may be subject to tax at a maximum rate of 25% to the extent attributable to accumulated depreciation on our “Section 1250 property,” or depreciable real property.

Distribution Treatment

If we do not issue shares of common stock in exchange for your OP Units or contribute cash to the Operating Partnership in order to redeem your OP Units, the redemption of your OP Units for cash likely will be treated as a distribution from the Operating Partnership to you with respect to your OP Units for U.S. federal income tax purposes, although the matter is not free from doubt. The U.S. federal income tax consequences of such redemption generally would be the same as described in the previous paragraph if we redeem all of your OP Units. If we redeem less than all of your OP Units for cash, such amount of cash first will reduce your adjusted basis in all of your OP Units immediately before the redemption. You will recognize taxable gain to the extent the amount of such cash (plus the amount of any Operating Partnership liabilities allocable to the redeemed OP Units) exceeds your adjusted basis in all of your OP Units immediately before the redemption. In addition, you will not be permitted to recognize any loss in the event of such partial redemption.

Potential Application of the Disguised Sale Regulations to a Redemption of OP Units

If the transfer of your OP Units is treated as a distribution, and not a sale, for U.S. federal tax purposes, any previous contribution of property you have made to the Operating Partnership possibly could be treated as a disguised sale of all or a portion of the property contributed in which gain or loss is recognized. The provisions of the Code and the Treasury regulations addressing disguised sales, or the “Disguised Sale Regulations,” generally provide that if a partner contributes property to a partnership and the partnership later directly or indirectly transfers money, property, or other consideration to the partner, the transactions will be treated as a “disguised sale” unless certain exceptions apply or the facts and circumstances clearly establish that no sale has occurred. If at least two years pass between the contribution by the partner and the transfer by the partnership, the Disguised Sale Regulations presume that the transactions are not a disguised sale unless the facts and circumstances clearly establish a disguised sale. There can be no assurance that the IRS might not seek to contend that the Disguised Sale Regulations apply to a redemption of OP Units if the owner of such units previously contributed property to the Operating Partnership.

Taxation of UDR

We elected to be taxed as a REIT under the U.S. federal income tax laws commencing with our taxable year ended December 31, 1972. We believe that we have been organized and operated in such a manner as to qualify for taxation as a REIT.

The law firm of Morrison & Foerster LLP has acted as our tax counsel in connection with the registration statement of which this prospectus is a part. In connection with the filing of our prospectus, we have received an opinion of Kutak Rock LLP to the effect that, commencing with UDR’s taxable year ended December 31, 2017, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our actual and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for the taxable year ended December 31, 2021 and in the future. It must be emphasized that the opinion of Kutak Rock LLP is based on various assumptions relating to our organization and operation and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Kutak Rock LLP or by us that we will qualify as a REIT for any particular year. We asked Kutak Rock LLP to assume for purposes of its opinion that any prior legal opinions we received to the effect that we were taxable as a REIT are correct and the conclusions reached in the opinion of Kutak Rock LLP are expressly conditioned on the accuracy of such assumption. The opinion is expressed as of the date issued. Kutak Rock LLP has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code, the continued compliance with which will not be reviewed by Morrison & Foerster LLP or Kutak Rock LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “— Requirements for Qualification — General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

Most U.S. stockholders (as defined below) that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 20% (the same rate applicable to long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs generally are not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. However, for taxable years prior to 2026, generally individual stockholders are allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations. See “Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

Net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders. See “Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gains.
•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.
•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below.
•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 21%).
•	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.
•	If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 21%) if that amount exceeds $50,000 per failure.
•	If we should fail to distribute during each calendar year at least the sum of (a) 90% of our REIT taxable income for the taxable year (determined without regard to the deduction for dividends paid and by excluding net capital gain), (b) 90% of the excess of the net income from foreclosure property over the tax imposed on such income under Section 857(b)(4)(A) of the Code.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification — General.”
•	A 100% tax may be imposed on transactions between us and a “taxable REIT subsidiary,” (“TRS”) (as described below), that do not reflect arms-length terms.
•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we elect to recognize such gain immediately or subsequently recognize gain on a disposition of any such assets during the five-year period following their acquisition from the subchapter C corporation.
•	The earnings of our subsidiaries, including any TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.
•	We may elect to retain and pay income tax on our net capital gain.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Code defines a REIT as a corporation, trust or association:

(1)that is managed by one or more trustees or directors;

(2)the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)the beneficial ownership of which is held by 100 or more persons;

(6)in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

(7)which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions..

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, generally we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby will satisfy this requirement.

The Code provides relief from violations of certain of the REIT requirements, in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including, in certain cases, the payment of a penalty tax that is based upon the magnitude of the violation. See “— Income Tests” and “— Asset Tests” below. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests.  If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Partnerships.”

Disregarded Subsidiaries.  If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS, that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, also generally are disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which UDR holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Taxable Subsidiaries.  In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, would be treated as prohibited transactions. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” certain hedging transactions, and certain foreign currency gains, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets (other than gain from the sale of a nonqualified publicly offered REIT debt instrument as defined under Section 856(c)(5)(L)(ii) of the Code), as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent must not be based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;
•	We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant;
•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and
•	We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no income to provide customary services, or a TRS, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

We generally do not intend, and as the general partner of certain subsidiary partnerships do not intend to permit our subsidiary partnerships, to take actions we believe will cause us to fail to satisfy the rental conditions described above. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with our determinations of value.

Income we receive that is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if certain services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a TRS, and certain other conditions are met. We believe that the income we receive that is attributable to parking facilities meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

We and our subsidiaries may enter into hedging transactions with respect to our liabilities from time to time. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into will not constitute gross income for purposes of the 75% or 95% gross income test. A “hedging transaction” means (1) a transaction entered into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, (2) a transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into and (3) a new transaction entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements. We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Interest income constitutes qualifying income for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. In the case of real estate mortgage loans secured by both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the mortgage is a qualifying asset under the 75% asset test and whether the interest income is qualifying income for purposes of the 75% gross income test. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions generally will be available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, some kinds of mortgage-backed securities, mortgage loans and certain personal property leased in connection with real property and debt instruments issued by “publicly offered REITs.” Assets that do not qualify for purposes of this test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of an entity taxable as a partnership in which we own an interest will be based on our proportionate interest in any securities issued by such entity, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets.

Fifth, not more than 25% of the value of our total assets may be represented by debt instruments of “publicly offered REITs” to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of “publicly offered REITs” in the meaning of real estate assets described above.

Notwithstanding the general rules above, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt.” A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

We will not lose our status as a REIT for failure to satisfy the asset tests at the end of a quarter solely by reason of changes in asset values from a prior quarter. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company), we may cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. In addition, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

If we fail to cure any noncompliance with any of the assets tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)  the sum of

(1)	90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid, and
(2)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)  certain “excess” non-cash income.

Our deduction for net business interest expense may be limited to 30% of our taxable income, as adjusted for certain items of income, gain, deduction or loss. However, we may be eligible to elect out of such limitation and, if we do, although we would not be subject to the interest expense limitation described above, our depreciation deductions may be reduced. In either case, our REIT taxable income for a taxable year may be increased.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITS, and to provide us with a REIT-level tax deduction, the distributions either must not constitute “preferential dividends” or we must qualify as a “publicly offered REIT.” We believe that we are, and expect we will continue to be, a “publicly offered REIT.”

To the extent we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at regular corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, generally will not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “— Taxation of Stockholders — Taxation of Taxable U.S. Stockholders — Distributions.”

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries and our inclusion of items in income for U.S. federal income tax purposes. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each shareholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

Net income that we derive from a “prohibited transaction” is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. Generally, we intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property.

We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “— Income Tests” and “— Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax on our taxable income at regular corporate rates. We could not deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to U.S. stockholders that are individuals, trusts and estates generally would be taxable at capital gains rates. In addition, subject to the limitations of the Code, corporate distributees could be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Tax Aspects of Investments in Partnerships

General

We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and potentially are subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our REIT taxable income our allocated share of these partnership items. Moreover, for purposes of the REIT income and asset tests, we will include in our calculations our proportionate share of any income received or assets held by subsidiary partnerships. For purposes of these tests (and not, for the avoidance of doubt, the determination of our REIT taxable income), our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share is based on our proportionate interest in the equity and certain debt securities issued by the partnership). See “Taxation of UDR — Effect of Subsidiary Entities - Ownership of Partnership Interests.”

Entity Classification

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the income tests as discussed in “— Asset Tests” and “— Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to the relief provisions described above. See “— Asset Tests,” “— Income Tests” and “— Failure to Qualify,” above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for income tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Partnership Audit Rules.

The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules, subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Among other potential consequences of these rules, it is possible a partnership in which we directly or indirectly invest will be required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of such partnership, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.

Taxation of Stockholders

For purposes of the following discussion, the term “U.S. stockholder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

●	an individual citizen or resident of the United States for U.S. federal income tax purposes;

●

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
●

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more “United states persons” have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a “United States person”.

A “non-U.S. stockholder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not a U.S. stockholder or entity or arrangement taxable as a “partnership” for such purposes.

If an entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of an owner of the entity or arrangement generally will depend on the status of the owner and the activities of the entity or arrangement. Entities or arrangements taxable as partnerships and their owners should consult their tax advisors regarding the consequences of the ownership and disposition of our common stock.

Taxation of Taxable U.S. Stockholders

Distributions.  So long as we qualify as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends generally will be taken into account by stockholders as ordinary income and will not be eligible for the dividends-received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates for qualified dividends received by U.S. stockholders that are individuals, trusts and estates from taxable C corporations. However, for taxable years prior to 2026, individual stockholders generally are allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations. In addition, such stockholders are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);
•	dividends received by the REIT from TRSs or other taxable C corporations; or
•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends generally will be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. Dividends designated as capital gain dividends may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of UDR — Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains generally are taxable at maximum federal rates of 20% in the case of stockholders that are individuals, trusts and estates, and 21% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

Distributions in excess of our current and accumulated earnings and profits generally will represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of UDR — Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which generally are subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of UDR Stock.  In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 21%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly.

Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Additional Medicare Tax on Unearned Income. Certain taxable U.S. stockholders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individuals, the additional Medicare tax applies to the lesser of (i)  “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. Investors are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our stock.

Passive Activity Losses and Investment Interest Limitations.  Distributions that we make and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. Stockholders

Ordinary Dividends.  The portion of dividends received by a non-U.S. stockholder that is (1) payable out of our earnings and profits, (2) not attributable to our capital gains and (3) not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. stockholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such income generally must be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions.  Unless our stock constitutes a “United States real property interest” (a “USRPI”) distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. A non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, and (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits, which withholding may be refundable to the extent it exceeds such stockholder’s substantive tax liability.

Capital Gain Dividends.  Under FIRPTA, a distribution that we make to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “— Taxation of Non-U.S. Stockholders — Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 21% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “— Taxation of Non-U.S. Stockholders — Ordinary Dividends”), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. stockholder does not own more than 10% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities market.

In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. stockholders should consult their tax advisors regarding the application of these rules.

Dispositions of UDR Stock.  Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if less than 50% of its value is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. We believe that we are, and we will be, a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically-controlled qualified investment entity.

In the event that we are not a domestically-controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. stockholder’s sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder held 10% or less of our outstanding common stock during the one-year period ending on the date of the sale. We expect that our common stock will be regularly traded on an established securities market.

In addition, dispositions of our capital stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. stockholders should consult their tax advisors regarding the application of these rules.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 10% exception applicable to “regularly traded” stock described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax.  If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

The U.S. federal taxation of non-U.S. stockholders is a highly complex matter that may be affected by many other considerations. Accordingly, non-U.S. stockholders should consult their tax advisors regarding the income and withholding tax considerations with respect to owning UDR stock.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to

“look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning UDR stock.

Other Tax Considerations

Dividend Reinvestment Program

Stockholders participating in our common stock dividend reinvestment program are treated as having received the gross amount of any cash distributions which would have been paid by us to such stockholders had they not elected to participate in the program. These distributions will retain the character and tax effect applicable to distributions from us generally. Participants in the dividend reinvestment program are subject to U.S. federal income and withholding tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of our common stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the distribution).

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions that we pay during each calendar year, and the amount of tax that we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding (at a rate of 24%) with respect to distributions unless the stockholder: (i) is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s U.S. federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding generally will not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that such non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or W-8ECI (or any applicable successor form) if certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a “U.S. person” that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption of our common stock that occurs outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that demonstrates that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition of our stock by a non-U.S. stockholder made by or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S.-sourced payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on

Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

These withholding and reporting requirements generally apply to U.S. sourced periodic payments and to payments of gross proceeds from a sale or redemption. Under proposed Treasury regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. If we (or an applicable withholding agent) determine withholding under the Foreign Account Tax Compliance Act is appropriate, we (or such agent) will withhold tax at the applicable statutory rate, without being required to pay any additional amounts in respect of such withholding. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Holders are urged to consult their own tax advisors regarding the possible implications of this legislation on their purchase, ownership and disposition of our common stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

REDEMPTION OF OP UNITS

General

Pursuant to the Partnership Agreement, OP Unit holders (each a “Holder”) have certain rights to redeem all or a portion of their OP Units. A Holder may require redemption of its OP Units by delivering a notice of redemption in accordance with the terms of the Partnership Agreement. The summary below does not purport to be complete and is subject to and qualified by reference to the Partnership Agreement.

The Holders each have the right to require the Operating Partnership to redeem all or a portion of the OP Units held by the Holder at a redemption price equal to and in the form of the Cash Amount (as defined in the Partnership Agreement), provided generally that such OP Units have been outstanding for at least one year. UDR, as general partner of the Operating Partnership may, in its sole discretion, purchase the OP Units by paying to the Holder either the Cash Amount or the REIT Share Amount (as defined in the Partnership Agreement), which is generally one share of common stock of UDR for each OP Unit.

The OP Units that could potentially be acquired in exchange for up to 903,123 shares of our common stock were originally issued as part of the consideration paid in our previously announced acquisition of Essex Luxe Apartments from FP Essex Venture, LLC, which was completed on October 4, 2021.

Tax Consequences of Redemption

The section above entitled “Certain Federal Income Tax Considerations” summarizes certain federal income tax considerations that may be relevant to a Holder if a Holder wants to tender its OP Units in accordance with the terms of the Partnership Agreement. Because the specific tax consequences to a Holder will depend upon its specific circumstances, each Holder is strongly urged to consult its own tax advisor regarding the specific federal, state and local tax consequences upon exercise of its redemption rights.

Potential Change in Investment Upon Redemption of Units

Upon redemption or exchange of OP Units, a Holder’s right to receive distributions with respect to those OP Units that are redeemed will cease. If a Holder receives common stock in exchange for OP Units, the Holder will have rights as a UDR stockholder from the time of such Holder’s acquisition of the UDR common stock. If all of a Holder’s OP Units are redeemed or exchanged, then such Holder will have withdrawn as a limited partner of the Operating Partnership and will no longer be a party to the Partnership Agreement.

PLAN OF DISTRIBUTION

This prospectus relates to our possible issuance from time to time of up to 903,123 shares of our common stock to the holders of up to 903,123 OP Units, upon the tender of such OP Units for redemption pursuant to the terms of the Partnership Agreement. We are registering the issuance of shares of our common stock to permit OP Unit holders to sell such shares without restriction in the open market should such holders elect to tender their OP Units for redemption. However, the registration of the issuance of shares of our common stock hereunder does not necessarily mean that any OP Unit holders will elect to tender their OP Units for redemption or that, if any OP Unit holders do elect to tender their OP Units for redemption, that we will elect, in our sole discretion, to acquire the OP Units for shares of our common stock. We may, in our sole and absolute discretion, elect to acquire some or all OP Units from a tendering OP Unit holder in exchange for cash rather than issuing shares of our common stock.

To the extent that we elect to acquire OP Units from a tendering OP Unit holder with shares of our common stock, we will (subject to adjustment as provided in the Partnership Agreement) acquire one OP Unit in exchange for each share of common stock that we issue. Consequently, with each acquisition of OP Units, our percentage ownership interest in the Operating Partnership will increase. We will not receive any cash proceeds from the issuance of the shares of our common stock. We will pay all expenses incident to the registration of the shares of our common stock offered herein (other than any discounts or commissions to any underwriter or broker attributable to the sale of shares of our common stock or any fees or expenses incurred by holders of the shares of our common stock that, according to the written instructions of any regulatory authority, we are not permitted to pay), which expenses we estimate in Part II of the registration statement of which this prospectus is a part.

We are registering the common stock being offered by this prospectus under the Securities Act pursuant to contractual obligations under that certain Registration Rights Agreement, dated October 4, 2021 (the “Registration Rights Agreement”), between us and certain limited partners of our Operating Partnership who acquired their OP Units as part of the consideration for our acquisition of Essex Luxe Apartments. Under the Registration Rights Agreement, we are required to prepare and file with the Securities and Exchange Commission such amendments and supplements to the registration statement (of which this prospectus is a part) and to this prospectus, as may be necessary to keep the registration statement effective, until the time set forth in the Registration Rights Agreement.

LEGAL MATTERS

The validity of the common stock offered by this prospectus and certain U.S. federal income tax matters will be passed upon for us by Morrison & Foerster LLP, and certain U.S. federal income tax matters will be passed upon for us by Kutak Rock LLP.

EXPERTS

The consolidated financial statements and schedule of UDR, Inc. appearing in UDR, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of UDR, Inc.’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are available on the SEC’s website at http://www.sec.gov. You may also access our SEC filings free of charge on our website at www.udr.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

We have filed a registration statement with the SEC under the Securities Act covering the shares of common stock offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference herein is considered an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC prior to the termination of this offering, modifies or replaces this information. The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report of UDR, Inc. on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 15, 2022;
•	Quarterly Report of UDR, Inc. on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on April 27, 2022;
•	Current Reports of UDR, Inc. on Form 8-K filed with the SEC on February 9, 2022 and April 1, 2022;
•	Definitive Proxy Statement of UDR, Inc. dated and filed with the SEC on March 31, 2022, in connection with UDR, Inc.’s 2022 Annual Meeting of Stockholders; and
•	Description of the capital stock of UDR, Inc. contained in the Registration Statement on Form 8-A/A dated and filed with the SEC on November 7, 2005, including any amendments or reports filed with the SEC for the purpose of updating such description.
•	All other documents and reports we file after the date of the initial registration statement and prior to the effectiveness of the registration statement, and after the date of this prospectus and prior to completion of the offering covered by this prospectus, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (with the exception of information that is deemed “furnished” rather than “filed,” which information shall not be deemed incorporated by reference herein).

As explained above in “Where You Can Find More Information,” these incorporated documents (as well as other documents filed by us under the Exchange Act) are available at the SEC and may be accessed in a number of ways, including online via the internet.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any of the documents referred to above upon written or oral request to:

UDR, Inc.

1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

Attention: Investor Relations

Telephone: (720) 283-6120

We also maintain a website at www.udr.com. The information on our website is not considered a part of, or incorporated by reference in, this prospectus or any other document we file with or furnish to the SEC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. All amounts except the SEC registration fee are estimates.

4,823
Amount to
be paid

SEC Registration Fee	$4,823
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	75,000
Printing expenses	10,000
Miscellaneous expenses	2,177
Total	$102,000

Item 15. Indemnification of Directors and Officers.

Our charter and bylaws provide for indemnification of directors and officers to the full extent permitted by the laws of the State of Maryland.

Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or upon an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

If the person involved is not a director or officer of the Company, the board of directors may cause the Company to indemnify to the same extent allowed for directors and officers of the Company the person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The Company also maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions or deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities, including liabilities arising under the Securities Act. The Company has also entered into agreements with certain of its directors and officers which provide them with indemnification against such liabilities to the fullest extent permitted by law.

The above discussion of our charter and bylaws and of the Maryland General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such charter, bylaws and statutes.

Item 16. Exhibits.

The Exhibits to this registration statement are listed in the Exhibit Index and are incorporated by reference herein.

Item 17. Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1

Articles of Restatement of the Company (incorporated by reference to Exhibit 3.09 to the Company’s Current Report on Form 8-K dated July 27, 2005 and filed with the SEC on August 1, 2005, Commission File No. 1-10524).

4.2

Articles of Amendment to the Articles of Restatement of the Company dated and filed with the State Department of Assessments and Taxation of the State of Maryland on March 14, 2007 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated March 14, 2007 and filed with the SEC on March 15, 2007, Commission File No. 1-10524).

4.3

Articles of Amendment to the Articles of Restatement of the Company dated August 30, 2011 and filed with the State Department of Assessments and Taxation of the State of Maryland on August 31, 2011 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated August 29, 2011 and filed with the SEC on September 1, 2011).

4.4

Articles of Amendment to the Articles of Restatement of the Company dated and filed with the State Department of Assessments and Taxation of the State of Maryland on May 24, 2018 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 24, 2018 and filed with the SEC on May 29, 2018).

4.5

Articles of Amendment to the Articles of Restatement of the Company dated and filed with the State Department of Assessments and Taxation of the State of Maryland on July 27, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated July 29, 2021 and filed with the SEC on July 29, 2021).

4.6

Amended and Restated Bylaws of the Company (as amended through May 24, 2018) (incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018).

4.7	Form of the Company’s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated March 14, 2007 and filed with the SEC on March 15, 2007).
4.8

Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated as of February 23, 2004 (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.9

First Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated June 24, 2005 (incorporated by reference to Exhibit 10.06 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

4.10

Second Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated February 23, 2006 (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).

4.11

Third Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated February 2, 2007 (incorporated by reference to Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

4.12

Fourth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated December 27, 2007 (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.13

Fifth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated March 7, 2008 (incorporated by reference to Exhibit 10.53 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

4.14

Sixth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 9, 2008 and filed with the SEC on December 10, 2008).

4.15

Seventh Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of March 13, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 18, 2009 and filed with the SEC on March 19, 2009).

4.16

Eighth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of November 17, 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 18, 2010 and filed with the SEC on November 18, 2010).

4.17

Ninth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of December 4, 2015 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 4, 2015 and filed with the SEC on December 10, 2015).

4.18

Tenth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of October 29, 2018 (incorporated by reference to Exhibit 3.18 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018).

4.19

Eleventh Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of December 16, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC on December 16, 2020).

5.1	Opinion of Morrison & Foerster LLP.*
8.1	Tax Opinion of Morrison & Foerster LLP.*
8.2	Tax Opinion of Kutak Rock LLP.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Morrison & Foerster LLP (included in Exhibits 5.1 and 8.1).
23.3	Consent of Kutak Rock LLP (included in Exhibit 8.2).
24.1	Power of Attorney (included on signature page attached hereto).
107	Filing fee table.*

________________

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highlands Ranch, State of Colorado, on the 27th day of April, 2022.

UDR, INC.
By:	/s/ Thomas W. Toomey
Name: Thomas W. Toomey
Title: Chairman of the Board and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Thomas W. Toomey and Joseph D. Fisher and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-3, and to any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas W. Toomey	Chairman of the Board	April 27, 2022
Thomas W. Toomey	and Chief Executive Officer
(Principal Executive Officer)

/s/ Joseph D. Fisher	Senior Vice President and Chief	April 27, 2022
Joseph D. Fisher	Financial Officer
(Principal Financial Officer)

/s/ Tracy L. Hofmeister	Senior Vice President and Chief	April 27, 2022
Tracy L. Hofmeister	Accounting Officer
(Principal Accounting Officer)

/s/ James D. Klingbeil		April 27, 2022
James D. Klingbeil	Lead Independent Director

/s/ Katherine A. Cattanach		April 27, 2022
Katherine A. Cattanach	Director

/s/ Jon A. Grove		April 27, 2022
John A. Grove	Director

/s/ Mary Ann King		April 27, 2022
Mary Ann King	Director

/s/ Clint D. McDonnough		April 27, 2022
Clint D. McDonnough	Director

/s/ Robert A. McNamara		April 27, 2022
Robert A. McNamara	Director

/s/ Diane M. Morefield		April 27, 2022
Diane M. Morefield	Director

/s/ Kevin C. Nickelberry		April 27, 2022
Kevin C. Nickelberry	Director

/s/ Mark R. Patterson		April 27, 2022
Mark R. Patterson	Director